SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                           -----------------------

                                  FORM 8-K/A
                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)   March 27, 1997


                                  TEXTRON INC.
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             (Exact name of registrant as specified in its charter)


       DELAWARE                   1-5480                   05-0315468
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     (State or other           (Commission                (IRS Employer
      jurisdiction of          File Number)             Identification No.)
      incorporation)


     40 WESTMINSTER STREET, PROVIDENCE, RHODE ISLAND             02903
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     (Address of principal executive offices)                  (Zip Code)


                              (401) 421-2800
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     Registrant's telephone number, including area code:


                                   N/A
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     (Former name or former address, if changed since last report)




                    This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K dated March 28, 1997 filed by Textron Inc. ("Textron") relating to the merger of The Paul Revere Corporation ("Paul Revere") with Patriot Acquisition Corporation ("Newco"), a wholly owned subsidiary of Provident Companies, Inc. ("Provident").

          ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

                    On March 27, 1997, Textron announced that the merger (the "Merger") of Newco, a wholly owned subsidiary of Provident, with and into Paul Revere, which prior to the Merger described below was an 83%-owned subsidiary of Textron, became effective. The Merger was consummated pursuant to the previously announced Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996 (the "Merger Agreement"), by and among Provident, Newco and Paul Revere. A copy of the Merger Agreement is filed as an exhibit hereto.

                    As a result of the Merger, among other things:
          (a) Paul Revere, as the corporation surviving the Merger, became a wholly owned subsidiary of Provident; (b) each share of common stock, $1.00 par value, of Paul Revere (the "Paul Revere Common") that was outstanding immediately prior to the Merger (excluding shares of Paul Revere Common held by Paul Revere, Provident, Textron or any of their respective subsidiaries and excluding shares as to which dissenters' rights were asserted in accordance with Massachusetts law) was converted into the right to receive, at the election of the holder of such share: (i) $26.00 in cash; (ii) $20.00 in cash and 0.177 shares of the common stock, $1.00 par value, of Provident (the "Provident Common"); or (iii) 0.767 shares of Provident Common; and (c) each share of Paul Revere Common held by Textron was converted into the right to receive $20.00 in cash (an aggregate of $750 million) and
          0.1578 shares of Provident Common.

                    The equity consideration payable in the Merger to holders of Paul Revere Common who elect to receive such consideration is based in part on an exchange ratio, determined by reference to the Provident Common price during a defined period prior to the Merger, subject to specified minimum share amounts. The equity consideration payable in the Merger to Textron is being similarly determined, except that the exchange ratio applicable to Textron is subject to a lower minimum share amount.

                    In addition, on March 27, 1997, Textron, Newco and Provident entered into an agreement (the "Closing Agreement") pursuant to which, among other things: (i) Textron agreed to reimburse Paul Revere for certain severance costs related to the termination of a Paul Revere executive officer; (ii) Textron agreed to contribute to Paul Revere an upgraded Cessna aircraft in lieu of the aircraft to be contributed to Paul Revere pursuant to the Amended and Restated Voting Agreement dated as of April 29, 1996 by and between Textron and Provident; (iii) Provident agreed to effect at the earliest possible date (subject to certain limitations set forth in the Standstill Agreement dated as of April 29, 1996 by and between Provident and Textron) the registration, under the Securities Act of 1933, as amended, of the shares of Provident Common received by Textron in the Merger (the "Provident Stock"); (iv) Textron agreed to pay to Provident, upon each sale of shares of the Provident Stock, an amount per share equal to the difference (the "Appreciation") between the net proceeds to Textron from such sale and $38.00 (the "Threshold Price"), provided, however, that such obligation relates only to Appreciation which in the aggregate exceeds $20 million (the "Textron Appreciation"); and (v) Textron agreed to permit Provident to repurchase the Provident Stock not sold by Textron by February 27, 1998, at (1) the Threshold Price per share or (2) to the extent Textron has not realized the entire Textron Appreciation and if such price is higher than the Threshold Price, the ten-day average price per share on the New York Stock Exchange prior to such purchase by Provident. The foregoing description of the Closing Agreement is qualified in its entirety by reference to the Closing Agreement, a copy of which is filed as an exhibit hereto and which is incorporated herein by reference.

          ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

               The Index of Exhibits attached hereto is hereby incorporated herein by reference in its entirety.




                                  SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TEXTRON INC.
                                   (Registrant)

                                   By:  /s/ Stephen L. Key
                                      ----------------------------------
                                      Name:  Stephen L. Key
                                      Title: Executive Vice President
                                               & Chief Financial Officer

          Dated:  April 4, 1997





                                 INDEX TO EXHIBITS

               Exhibit No.    Exhibit
               -----------    -------
                   2.1        Amended and Restated Agreement and Plan of
                              Merger dated as of April 29, 1996 by and among Provident Companies, Inc., Patriot
                              Acquisition Corporation and The Paul
                              Revere Corporation (incorporated by
                              reference to Textron's Amendment No. 1
                              filed November 21, 1996 to Statement on
                              Schedule 13D dated May 8, 1996).

                   2.2 Agreement dated as of March 27, 1997 by and among Textron Inc., Provident
                              Companies, Inc. and Patriot Acquisition
                              Corporation.